                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULES 13d-1(b) (c), AND (d)
           AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)/1/



                      California Coastal Communities, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, par value $.05
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   500434303
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                                 (CUSIP Number)



                                August 18, 1998
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


----------------
   /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
 Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 500434303                   13G                     Page 2 of 11 Pages
-------------------                                           ------------------

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  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Lone Star Securities Fund, L.L.C.
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  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  [X]
                                                                       (b)  [ ]

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  3.  SEC USE ONLY


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  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
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      NUMBER OF           5.  SOLE VOTING POWER:
        SHARES
     BENEFICIALLY       --------------------------------------------------------
       OWNED BY           6.  SHARED VOTING POWER:          785,100
         EACH
      REPORTING         --------------------------------------------------------
     PERSON WITH          7.  SOLE DISPOSITIVE POWER:

                        --------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER:     785,100

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  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON:  785,100

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*   [ ]

--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:     6.5%

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  12. TYPE OF REPORTING PERSON*:  OO

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT
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-------------------                                           ------------------
CUSIP No. 500434303                   13G                     Page 3 of 11 Pages
-------------------                                           ------------------



--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Lone Star Opportunity Fund, L.P.

--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                  (b)  [ ]

--------------------------------------------------------------------------------
  3.  SEC USE ONLY


--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

--------------------------------------------------------------------------------
        NUMBER OF         5.  SOLE VOTING POWER:
         SHARES
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY          6.  SHARED VOTING POWER:          785,100
          EACH
       REPORTING        --------------------------------------------------------
      PERSON WITH         7.  SOLE DISPOSITIVE POWER:

                        --------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER:     785,100

--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON:  785,100

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*   [ ]

--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:     6.5%

--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*:  PN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT
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-------------------                                           ------------------
CUSIP No. 500434303                   13G                     Page 4 of 11 Pages
-------------------                                           ------------------


--------------------------------------------------------------------------------
  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               LSS Management, Inc.

--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
  3.  SEC USE ONLY


--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

--------------------------------------------------------------------------------
        NUMBER OF         5.  SOLE VOTING POWER:
         SHARES
      BENEFICIALLY      --------------------------------------------------------
        OWNED BY          6.  SHARED VOTING POWER:          785,100
          EACH
       REPORTING        --------------------------------------------------------
      PERSON WITH         7.  SOLE DISPOSITIVE POWER:

                        --------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER:     785,100

--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON:  785,100

--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*   [ ]

--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:     6.5%

--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*:  CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              ------------------
                                                              Page 5 of 11 Pages
                                                              ------------------
ITEM 1(a).     NAME OF ISSUER:

               California Coastal Communities, Inc.
             -------------------------------------------------------------------
ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               4343 Von Karman Avenue
               Newport Beach, California 92660
             -------------------------------------------------------------------
ITEMS 2(a)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE OR,
AND 2(b).      IF NONE, RESIDENCE:

               The name and address of the principal business office of each filing person are as follows:

               (a)  Lone Star Securities Fund, L.L.C.
                    600 North Pearl Street, Suite 1550
                    Dallas, Texas  75201

               (b)  Lone Star Opportunity Fund, L.P.
                    600 North Pearl Street, Suite 1550
                    Dallas, Texas  75201

               (c)  LSS Management, Inc.
                    540 Madison Avenue, 32nd Floor
                    New York, New York  10022
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ITEM 2(c).     CITIZENSHIP:

               Lone Star Securities Fund, L.L.C. is a limited liability company organized under the laws of the State of Delaware. Lone Star Opportunity Fund, L.P. is a limited partnership organized under the laws of the State of Delaware. LSS Management, Inc. is a corporation organized under the laws of the State of Delaware.
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ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.05
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ITEM 2(e).     CUSIP NUMBER:

               500434303
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                                                              Page 6 of 11 Pages
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ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
               OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [ ]  Broker or dealer registered under Section 15 of the
                         Exchange Act,

               (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act,

               (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act,

               (d)  [ ]  Investment company registered under Section 8 of the
                         Investment Company Act,

               (e)  [ ]  An investment adviser in accordance with Rule 13d-
                         1(b)(1)(ii)(E),

               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F),

               (g)  [ ]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G),

               (h)  [ ]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act,

               (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

               (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]
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

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                                                              Page 7 of 11 Pages
                                                              ------------------


ITEM 4(a)-(c). OWNERSHIP.

               The information contained in items 1 and 5-11 on the cover pages (pp. 2-4) of this Schedule is hereby incorporated by reference.

               This Schedule is being filed jointly by Lone Star Securities Fund, L.L.C. ("LS Securities"), Lone Star Opportunity Fund, L.P. ("LS Opportunity") and LSS Management, Inc. ("LSS Management") (collectively, the "Reporting Persons"). LS Opportunity is the managing member of LS Securities and the sole stockholder of LSS Management. The shares of Common Stock, $.05 par value ("Common Stock"), of California Coastal Communities, Inc. to which this Schedule relates are held by LS Securities.

               LSS Management is the investment manager of LS Securities. LS Securities has granted to LSS Management, as investment manager, the power to manage LS Securities' investments, subject to the requirement that LS Opportunity, as the managing member of LS Securities, approve all purchases and sales of securities by LSS Management for LS Securities.

               The sole general partner of LS Opportunity is Lone Star Partners, L.P., a Delaware limited partnership ("LS Partners"). The sole general partner of LS Partners is Lone Star Management Co., Ltd., a Delaware corporation ("LS Management"). LS Management's sole stockholder and President is John P. Grayken, who is a dual citizen of the United States and the Republic of Ireland. The business address of each of LS Partners, LS Management and Mr. Grayken is 600 North Pearl Street, Suite 1550, Dallas, Texas 75201. LS Partners, LS Management and Mr. Grayken disclaim beneficial ownership of the shares of Common Stock which are the subject of this Schedule, except to the extent of their respective pecuniary interests therein.

               As of the date hereof, the Reporting Persons beneficially own 785,100 shares of the Common Stock, representing 6.5% the outstanding shares of Common Stock.

             -------------------------------------------------------------------
ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable
             -------------------------------------------------------------------

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                                                              Page 8 of 11 Pages
                                                              ------------------


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable
             -------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable
             -------------------------------------------------------------------
ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable
             -------------------------------------------------------------------
ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable
             -------------------------------------------------------------------
ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
             -------------------------------------------------------------------

                                                              ------------------
                                                              Page 9 of 11 Pages
                                                              ------------------

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  October 19, 1998

                         LONE STAR SECURITIES FUND, L.L.C.

                         By:  Lone Star Opportunity Fund, L.P.
                              Managing Member

                         By:  Lone Star Partners, L.P.
                              General Partner

                         By:  Lone Star Management Co., Ltd.
                              General Partner


                              By: /s/ Louis Paletta
                                  ----------------------------------
                                Louis Paletta, Vice President

                         LONE STAR OPPORTUNITY FUND, L.P.

                         By:  Lone Star Partners, L.P.
                              General Partner

                         By:  Lone Star Management Co., Ltd.
                              General Partner


                              By: /s/ Louis Paletta
                                  ----------------------------------
                                Louis Paletta, Vice President

                         LSS MANAGEMENT, INC.


                         By: /s/ Louis Paletta
                             ----------------------------------
                           Louis Paletta, Vice President

                                                             -------------------
                                                             Page 10 of 11 Pages
                                                             -------------------

                                 EXHIBIT INDEX

1. Joint Filing Agreement dated October 19, 1998 by and among Lone Star Securities Fund, L.L.C, Lone Star Opportunity Fund, L.P. and LSS Management, Inc.